Exhibit 99.1

PRESS RELEASE

For Immediate Release	For Information Contact:
Sam P. Douglass
713-529-0900
Kenneth Denos
801-816-2511

Equus II Incorporated Shareholders Approve New Investment Adviser

Houston, Texas – July 5, 2005: At their annual shareholder meeting, the shareholders of Equus II Incorporated (NYSE: EQS) (the “Fund”) approved Moore Clayton Capital Advisers, Inc. as the Fund’s new investment adviser. The new advisory firm is an affiliate of Moore Clayton Co., Inc., an international private equity investment and advisory firm with offices in Los Angeles, San Francisco, New York, London, Cape Town and Johannesburg. The Fund’s shareholders also elected ten directors, six of whom are new to the Board.

The change in investment advisers was made in connection with the sale of Equus Capital Management Company (“ECMC”), the Fund’s prior adviser, to the Moore Clayton group. Certain ECMC executives will continue with the new Moore Clayton adviser, including Sam P. Douglass, prior Chairman and CEO of the Fund and ECMC, who will continue as President of the new adviser and Co-Chairman of the Fund’s Board. Anthony R. Moore, of Moore Clayton, has become Co-Chairman of the Board and CEO of the Fund, and will carry the same title with Moore Clayton Capital Advisers, Inc. Nolan Lehmann has retired as a Fund officer and director.

The Moore Clayton group has committed to purchase, or arrange for the purchase of, at least 27.5% of the Fund’s outstanding shares within the next 90 days. As of July 1, 2005, Moore Clayton interests had purchased 1,111,205 common shares, representing 15.1% of the Fund’s total outstanding common stock.

Anthony Moore commented, “We at Moore Clayton are committed to building shareholder value and are excited about the opportunity of using our skills and experience to benefit the Equus shareholders.” Speaking of the change, Mr. Douglass said, “I’m delighted with the people, experience and commitment Moore Clayton is bringing to the Fund and looking forward to serving with them in their efforts on behalf of the Fund and its shareholders.”

The Fund – Equus II Incorporated – is an investment company that trades as a closed-end fund, business development company on the New York Stock Exchange. The Fund seeks to generate current distributions of net investment income and long-term capital gains by making equity oriented investments in small to medium-sized, privately owned companies.

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This press release may contain certain forward-looking statements regarding future circumstances. These forward-looking statements are based upon the Fund’s current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements including, in particular, the risks and uncertainties described in the Fund’s filings with the SEC. Actual results, events, and performance may differ. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Fund undertakes no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by the Fund or any other person that the events or circumstances described in such statement are material.

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